Exhibit (c)(2)(D)

EXHIBIT 99(c)(2)

Project Storage

Status Update for the Special Committee

March 17, 2004

Strictly Private and Confidential

Agenda

I. Debt Conversion Analysis

II. Marketing Status Update

Debt Conversion Analysis

Counsel to the Special Committee has requested that Mesirow examine a hypothetical conversion of the Company’s subordinated notes into common stock as an alternative to the Tennant proposal.

We modeled three operating cases that provide a range of outcomes:

“Base Case”: management’s 2004 projections, modest growth and constant margins for 2005-2008. Results in 2008 EBITDA of $16.1 million

“Partial Recovery Case”: management’s 2004 projections, modest growth and some margin improvement for 2005-2008. Results in 2008 EBITDA of $26.4 million

“2002 Earnings Restoration Case”: management’s 2004 projections, modest growth and margin improvement resulting in 2008 EBITDA of $35.6 million (comparable to 2002 results)

For each case, we calculated a range of 2008 enterprise values (7.0—9.0x 2008 EBITDA) and determined hypothetical 2008 share prices based upon varying levels of debt conversion (at $1.50 conversion price) and resulting shares outstanding. We applied a range of equity discount rates to the implied 2008 share prices to determine a present value under each scenario and identify shareholder value creation, if any.

Present values should be compared to the proposed transaction price of $1.50

Our preliminary analysis shows that value creation occurs only when substantial EBITDA improvement is achieved by 2008

Debt Conversion Analysis

Illustrative Conversion Transaction and Credit Ratio Analysis (Dollars in millions, except per share data)

SUB NOTES CONVERSION TO EQUITY Illustrates debt to equity conversion

Based on pro rata equity ownership

Calculates new pro forma shares outstanding

Current Shares Outstanding 7.87 Sub Debt Converted $50.0 Conversion Price $1.50

Number of Shares Issued 33.3% Ownership 81% Pro Forma Shares 41.2

PRO FORMA CREDIT STATISTICS

We targeted appropriate post-conversion credit ratios to test the validity of our analysis

Bonds Converted Debt / EBITDA (1) Interest Coverage (2) Debt / Total Cap (3)

$30.0 7.2x 1.0x 74% 40.0 6.5x 1.2x 66% 50.0 5.7x 1.3x 59% 60.0 5.0x 1.6x 52% 70.0 4.3x 1.9x 44% 4.0 – 7.0x Debt / EBITDA following conversion

Interest coverage (EBITDA-Capex/Interest) greater than 1.0x

Debt / Total Capitalization greater than 40%

1) Represents post-conversion debt (2003) to 2004P EBITDA

2) Represents the ratio of 2004P EBITDA less 2004P Capex to estimated 2004P interest expense, post-conversion 3) Represents debt to total capitalization, post-conversion (2003)

Debt Conversion Analysis

Base Case Analysis

(Dollars in millions, except per share data)

HYPOTHETICAL PRESENT VALUE OF 2008 SHARE PRICE—“Base Case” Projections

2008 Present Value of 2008 Share Price Cost of Equity

Bonds Conv. Ent. Value Net Debt Equity Value 2008 Share Value

16.0% 18.0% 20.0% 22.0% 24.0%

7.0x $ 30.0 $ 112.5 $ 99.3 $ 13.2 $ 0.47 $ 0.23 $ 0.21 $ 0.19 $ 0.18 $ 0.16

EBITDA 40.0 112.5 85.2 27.3 0.79 $ 0.38 $ 0.35 $ 0.32 $ 0.29 $ 0.27

50.0 112.5 71.0 41.5 1.01 $ 0.48 $ 0.44 $ 0.40 $ 0.37 $ 0.34

60.0 112.5 56.8 55.7 1.16 $ 0.55 $ 0.51 $ 0.47 $ 0.43 $ 0.40

70.0 112.5 42.5 70.0 1.28 $ 0.61 $ 0.56 $ 0.52 $ 0.48 $ 0.44

8.0x $ 30.0 $ 128.6 $ 99.3 $ 29.3 $ 1.05 $ 0.50 $ 0.46 $ 0.42 $ 0.39 $ 0.36

EBITDA 40.0 128.6 85.2 43.4 1.26 $ 0.60 $ 0.55 $ 0.51 $ 0.47 $ 0.43

50.0 128.6 71.0 57.5 1.40 $ 0.66 $ 0.61 $ 0.56 $ 0.52 $ 0.48

60.0 128.6 56.8 71.8 1.50 $ 0.71 $ 0.66 $ 0.60 $ 0.55 $ 0.51

70.0 128.6 42.5 86.1 1.58 $ 0.75 $ 0.69 $ 0.63 $ 0.58 $ 0.54

9.0x $ 30.0 $ 144.6 $ 99.3 $ 45.4 $ 1.63 $ 0.77 $ 0.71 $ 0.65 $ 0.60 $ 0.56

EBITDA 40.0 144.6 85.2 59.5 1.72 $ 0.82 $ 0.75 $ 0.69 $ 0.64 $ 0.59

50.0 144.6 71.0 73.6 1.79 $ 0.85 $ 0.78 $ 0.72 $ 0.66 $ 0.61

60.0 144.6 56.8 87.8 1.83 $ 0.87 $ 0.80 $ 0.74 $ 0.68 $ 0.63

70.0 144.6 42.5 102.2 1.87 $ 0.89 $ 0.82 $ 0.75 $ 0.69 $ 0.64

Assumes 2005P-2008P annual revenue growth of 3.0%

Assumes 2005P-2008P annual gross margin improvement of 0.0% (0bp)

Assumes 2005P-2008P annual SG&A growth of 2.0%

Debt Conversion Analysis

Partial Recovery Case Analysis

(Dollars in millions, except per share data)

HYPOTHETICAL PRESENT VALUE OF 2008 SHARE PRICE—“Partial Recovery Case” Projections

2008 2008 Present Value of 2008 Share Price Cost of Equity

Bonds Conv. Ent. Value Net Debt Equity Value 2008 Share Value

16.0% 18.0% 20.0% 22.0% 24.0%

7.0x $ 30.0 $ 184.6 $ 71.6 $ 112.9 $ 4.05 $ 1.93 $ 1.77 $ 1.63 $ 1.50 $ 1.38

EBITDA 40.0 184.6 57.2 127.4 3.69 $ 1.76 $ 1.61 $ 1.48 $ 1.37 $ 1.26

50.0 184.6 71.0 113.5 2.76 $ 1.31 $ 1.20 $ 1.11 $ 1.02 $ 0.94

60.0 184.6 56.8 127.8 2.67 $ 1.27 $ 1.17 $ 1.07 $ 0.99 $ 0.91

70.0 184.6 42.5 142.1 2.61 $ 1.24 $ 1.14 $ 1.05 $ 0.96 $ 0.89

8.0x $ 30.0 $ 210.9 $ 71.6 $ 139.3 $ 5.00 $ 2.38 $ 2.19 $ 2.01 $ 1.85 $ 1.71

EBITDA 40.0 210.9 57.2 153.8 4.45 $ 2.12 $ 1.95 $ 1.79 $ 1.65 $ 1.52

50.0 210.9 71.0 139.9 3.40 $ 1.62 $ 1.48 $ 1.36 $ 1.26 $ 1.16

60.0 210.9 56.8 154.1 3.22 $ 1.53 $ 1.41 $ 1.29 $ 1.19 $ 1.10

70.0 210.9 42.5 168.5 3.09 $ 1.47 $ 1.35 $ 1.24 $ 1.14 $ 1.05

9.0x $ 30.0 $ 237.3 $ 71.6 $ 165.7 $ 5.95 $ 2.83 $ 2.60 $ 2.39 $ 2.20 $ 2.03

EBITDA 40.0 237.3 57.2 180.1 5.22 $ 2.48 $ 2.28 $ 2.10 $ 1.93 $ 1.78

50.0 237.3 71.0 166.3 4.04 $ 1.92 $ 1.76 $ 1.62 $ 1.49 $ 1.38

60.0 237.3 56.8 180.5 3.77 $ 1.80 $ 1.65 $ 1.52 $ 1.40 $ 1.29

70.0 237.3 42.5 194.9 3.57 $ 1.70 $ 1.56 $ 1.44 $ 1.32 $ 1.22

Assumes 2005P-2008P annual revenue growth of 2.7%

Assumes 2005P-2008P annual gross margin improvement of 0.9% (93bp)

Assumes 2005P-2008P annual SG&A growth of 0.8%

Debt Conversion Analysis

2002 Earnings Restoration Case Analysis (Dollars in millions, except per share data)

HYPOTHETICAL PRESENT VALUE OF 2008 SHARE PRICE—“2002 Earnings Restoration Case” Projections

2008 2008 Present Value of 2008 Share Price Cost of Equity

Bonds Conv. Ent. Value Net Debt Equity Value 2008 Share Value 16.0% 18.0% 20.0% 22.0% 24.0%

7.0x $ 30.0 $ 249.4 $ 46.0 $ 203.4 $ 7.30 $ 3.48 $ 3.19 $ 2.93 $ 2.70 $ 2.49

EBITDA 40.0 249.4 31.4 218.0 6.31 $ 3.01 $ 2.76 $ 2.54 $ 2.34 $ 2.15

50.0 249.4 71.0 178.4 4.33 $ 2.06 $ 1.89 $ 1.74 $ 1.60 $ 1.48

60.0 249.4 56.8 192.6 4.02 $ 1.92 $ 1.76 $ 1.62 $ 1.49 $ 1.37

70.0 249.4 42.5 207.0 3.80 $ 1.81 $ 1.66 $ 1.53 $ 1.40 $ 1.29

8.0x $ 30.0 $ 285.1 $ 46.0 $ 239.1 $ 8.58 $ 4.08 $ 3.75 $ 3.45 $ 3.17 $ 2.93

EBITDA 40.0 285.1 31.4 253.7 7.35 $ 3.50 $ 3.21 $ 2.95 $ 2.72 $ 2.51

50.0 285.1 71.0 214.0 5.19 $ 2.47 $ 2.27 $ 2.09 $ 1.92 $ 1.77

60.0 285.1 56.8 228.2 4.77 $ 2.27 $ 2.08 $ 1.92 $ 1.76 $ 1.63

70.0 285.1 42.5 242.6 4.45 $ 2.12 $ 1.94 $ 1.79 $ 1.65 $ 1.52

9.0x $ 30.0 $ 320.7 $ 46.0 $ 274.7 $ 9.86 $ 4.69 $ 4.31 $ 3.96 $ 3.65 $ 3.36

EBITDA 40.0 320.7 31.4 289.3 8.38 $ 3.99 $ 3.66 $ 3.37 $ 3.10 $ 2.86

50.0 320.7 71.0 249.6 6.06 $ 2.89 $ 2.65 $ 2.44 $ 2.24 $ 2.07

60.0 320.7 56.8 263.9 5.51 $ 2.62 $ 2.41 $ 2.22 $ 2.04 $ 1.88

70.0 320.7 42.5 278.2 5.10 $ 2.43 $ 2.23 $ 2.05 $ 1.89 $ 1.74

Assumes 2005P-2008P annual revenue growth of 2.7%

Assumes 2005P-2008P annual gross margin improvement of 1.9% (186bp)

Assumes 2005P-2008P annual SG&A growth of 0.8%

Marketing Status Update

Interested Parties

H.I.G. Capital

Met with management in late 2003

Very familiar with the business

Intends on submitting a indication of interest by end of the week

Sun Capital Partners, Inc.

Notorious for participation in “difficult” situations

Still interested, but looking for guidance on bondholder situation

Valuation is too high without a discount on the bonds

Will be speaking to Third Avenue this week, and will get back to us with level of interest

Cerberus Group

Announced purchase of several Newell Rubbermaid businesses

Has requested a Friday deadline, as they are still evaluating the situation

Has concerns with valuation and negotiation that is needed with bondholders

Gordon Brothers Group

Spoke with management during this process. Has recently spoke with Third Avenue

Plans on having another conversation with Third Avenue

Believes there is upside to HOMZ’s financial and business outlook as compared to management’s outlook

Will get back to us on Monday 3/23

Marketing Status Update

Parties Not Interested: Strategic Buyers

Company Name	CA Sent	OM Sent	Comments
HoMedics, Inc	✓	✓	No recent response despite repeated attempts by Mesirow.
Keter Plastics	✓	✓	No recent response despite repeated attempts by Mesirow.
Lifetime Hoan Corporation	✓	✓	No recent response despite repeated attempts by Mesirow.
Wilton Industries, Inc.	✓	✓	Too much debt for them. Do not love businesses.
Applica Incorporated	✓		Business is too commodity oriented. Lacks pricing power.
Fortune Brands	✓		Have not received any meaningful feedback. Assuming not interested. Deal with high level brands.
Groupe SEB SA	✓		Not enough brand equity in products.
Knape & Vogt Manufacturing Co.	✓		No feedback given after initial conversations.
Newell Rubbermaid	✓		Too busy with Newell restructuring.
SC Johnson & Sons, Inc.	✓		Not interested due to poor gross margins versus its products.
Black & Decker Corp.			No response from contact. Assuming not interested.
De'Longhi S.p.A.			No response from contact. Assuming not interested.
Electrolux AB			No rationale given.
Fiskars Corporation			Checked with US operation. There is no interest.
Freudenberg Household Products			No rationale given.
Helen of Troy Ltd.			In the process of completing other transactions. Do not want to compete with Tennant offer.
Jarden Corporation			Business is too commodity oriented.
Masco Corporation			Lack of product overlap.
Meyers Industries			Left multiple messages with CEO. No response. Assuming not interested.
Sterilite Corporation			No reason given.
The Clorox Company			Low brand recognition.
	10	4	

HOMZ THE SIMPLE CHOICE

8

Mesirow Financial Investment Banking

Marketing Status Update

Parties Not Interested: Financial Buyers

Company Name	CA Sent	OM Sent	Comments
			Not interested due to lack of viable growth opportunity. Not enough organic growth to be attractive.
Graham Partners, Inc.	✓	✓	Worried about debt levels as it relates to their ability to harvest returns.
Audax Group	✓		Not interested. Valuation too high. Limited additional feedback.
Berkshire Partners	✓		Not interested. Does not fit current investment thesis.
CAC Inc. (Tom Dammeyer)	✓		Not interested in investment.
Carlyle Group	✓		Too difficult, consumer group not interested.
Equity Group Investment (Zell/Samstock)	✓		Not interested in investment, have been monitoring process.
Golder Hawn Johnson & Morrison, Inc.	✓		Valuation too rich for them.
KPS Special Situation Funds	✓		Would consider backing the CEO.
Leonard Green & Partners, LP	✓		Does not want to compete against CEO. Too difficult.
Richland, Gordon & Co.	✓		Reviewed public docs and because of Tennant offer, not interested.
AEA Investors			Only would acquire branded products.
Brockway Moran & Partners, Inc.			Too difficult a situation.
Chartwell Investment			Knows the industry, not interested.
Code Hennessey & Simmons LLC			Does not like supply chain.
Cravey Green			No rationale given, other than tough situation.
Glencoe Capital			Does not want to compete against CEO. Too difficult.
GTCR Golder Rauner, LLC			No rationale given.
Investcorp International			Too small. Really dislike the recent trends in the business.
JP Morgan Partners			Never returned phone calls.
Swander Pace			Looked at it in the past, does not like industry dynamics.
The Shansby Group			Not enough brand equity in products.
Thoma Cressy			Does not fit their plan.
Trivest Partners			Do not like customers, going against management or foreign competition.
Willis Stein & Company			Just not interested. Know a lot about the company.
Wind Point Partners			Overly leveraged.
Zuma Capital Partners, LLC			No reason given.
	10	1	

HOMZ THE SIMPLE CHOICE

9

Mesirow Financial Investment Banking

Marketing Status Update

Parties Not Interested: Financial Buyers with Strategic Investment

CA OM

Company Name Sent Sent Comments

Centre Partners Management LLC/Salton Inc. No recent response despite repeated attempts by Mesirow.

Jordan Industries Too tough. Not an exciting story. Valuation too high, even with reduced debt.

Kohlberg & Co./Katy Industries Concerns about steel prices, resin prices and competition from Asia.

Saunders Karp & Megrue/Home Organizers Too commodity. Tough valuation. Does not like the deal “setup” versus management.

Emerson Electric/ Closet Maid No reason given.

Goldman Sachs/Berry Plastics Berry just made other acquisition and is in the midst of integration.

Lakeshore Private Equity/Packaging Dynamics Reviewed public information. Too difficult.

4 4